--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: PENDING
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
Bugniazet         Edward         A              SoundView Technology Group, Inc.  SNDV         ----                 ----
---------------------------------------------------------------------------------------------    X  Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below
                                                Person, if an entity         09 /03/2002       -----------------  ------------------
1700 East Putman Avenue                         (voluntary)
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   X  Form filed by One Reporting Person
                                                                           (Month/Day/Year)   ___Form filed by More than One
Old Greenwich    CT                06870-7000                                                    Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1) 9/03/02                    F              33,771    D       1.339       459,302              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             310,259              I          By: Bug
                                                                                                                         View LLC
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                              51,090              I          SoundView
                                                                                                                         401(k)
                                                                                                                         Plan f/b/o
                                                                                                                         Bugniazet
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $0.69                                                                       (2)     1/04/05
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $1.10                                                                       (3)     1/03/06
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $1.49                                                                       (3)     1/03/07
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $1.54                                                                       (3)     2/04/07
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $1.66                                                                       (3)     1/03/08
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $2.17                                                                       (3)     1/30/09
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $2.65                                                                       (4)     1/23/12
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $1.10                                                                       (2)     1/03/05
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $1.49                                                                       (2)     1/03/07
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $1.54                                                                       (2)     2/04/07
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $1.66                                                                       (2)     1/03/08
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options                          $2.17                                                                       (2)     1/03/09
-----------------------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number         10. Owner-     11. Nature
   lying Securities                    of         of Deriv-          ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative              Form           direct
                                       ative      Securi-            of De-         Bene-
                                       Secur-     ties               rivative       ficial
                                       ity        Bene-              Secu-          Own-
                                       (Instr.    ficially           rity:          ership
                                       5)         Owned              Direct         (Instr. 4)
   -----------------------                        Following          (D) or
   Title         Amount or                        Reported           Indi-
                 Number of                        Transaction(s)     rect (I)
                 Shares                           (Instr. 4)         (Instr. 4)
-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          23,335                                               D
-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          14,205                                               D
-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          33,822                                               D

-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          20,949                                               D

-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          20,293                                               D

-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          60,876                                               D

-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          50,000                                               D

-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          28,408                                               D

-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          42,273                                               D

-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          10,473                                               D

-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          20,291                                               D

-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share          15,219            340,144                            D

-----------------------------------------------------------------------------------------------
Explanation of Responses:

(1) This number represents the total number of shares of Common Stock directly beneficially owned by
Mr. Bugniazet, including restricted shares.
(2) The stock options are fully vested.
(3) The stock options vest in equal installments beginning March 31, 2000 and vest every three months thereafter for three years.
(4) The stock options vest in equal installments beginning March 31, 2002 and vest every three months thereafter for four years.




                                                                                  /s/                                    9/04/02
                                                                                  -----------------------------------  -----------

Reminder: Report on a separate line for each class of securities                  **Signature of Reporting Person       Date
beneficially owned directly or indirectly.

 *If the form is filed by more than one reporting person, SEE
  Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (8-02)